EXHIBIT 99.1

News Release Andrew Corporation
10500 West 153rd Street, Orland Park, IL USA 60462 Tel: 708-349-3300 www.andrew.com
ANDREW CORPORATION REPORTS
RECORD FISCAL 2005 SALES OF $1.96 BILLION AND
RECORD FOURTH QUARTER SALES OF $517 MILLION
Fiscal 2005 Financial Highlights
•	Wireless Infrastructure sales increased 12% to $1.82 billion versus the prior year
•	Satellite Communications sales decreased 33% to $140 million versus the prior year
•	Orders increased 7% to a record $1.93 billion versus the prior year
•	Operating income increased 21% to $76 million versus the prior year
•	Net income per share was $0.23, an increase of 15% versus the prior year, including $0.22 per share of significant items
•	Cash flow from operations increased 94% to $89 million versus the prior year
Fourth Quarter Fiscal 2005 Financial Highlights
•	Wireless Infrastructure sales increased 15% to $483 million versus the prior year quarter
•	Satellite Communications sales decreased 49% to $34 million versus the prior year quarter
•	Orders increased 4% to $476 million versus the prior year quarter
•	Operating income increased 840% to $22 million versus the prior year quarter
•	Net income increased to $0.04 per share from $0.00 per share in the prior year quarter, including $0.05 per share of significant items
•	Cash flow from operations was $46 million, flat versus the prior year quarter
•	Repurchased 1.6 million shares of common stock at an average price of $11.37 including commissions and fees
•	Announced an agreement to sell Orland Park, Illinois facility for $28.5 million
•	Entered into a new five year $250 million senior unsecured revolving credit facility
•	Purchased forward copper contracts that cover approximately 70% of estimated fiscal 2006 production requirements at an average price of $1.55 per pound
ORLAND PARK, IL, October 27, 2005 – Andrew Corporation, a global leader in communications systems and products, reported record sales for fiscal 2005 of $1.96 billion, up 7% versus the prior year, and record fourth quarter sales of $517 million, up 6% versus the prior year quarter.
FISCAL 2005 RESULTS
Sales increased 7% to a record $1.96 billion. Wireless Infrastructure sales increased 12% versus the prior year, partially offset by an anticipated decline for certain consumer broadband satellite programs within Satellite Communications. Gross margin was 22.2%, a decrease from 24.5% for the prior year primarily due to the negative impact of increased commodity costs, especially copper. Total research and development and sales and administrative expenses were essentially flat in absolute dollars at $331 million compared to $328 million in the prior year, but declined to 16.9% of sales compared to 17.8% of sales for the prior year. Operating income was $76 million or 3.9% of sales compared to $63 million or 3.4% of sales in the prior year. Net income increased 17% to $38 million or $0.23 per share, compared to $32 million or $0.20 per share for the prior year.
“Record sales and orders for the year highlight the strength of our industry-leading product portfolio and brand recognition with customers worldwide,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “Despite significantly increased commodity costs, we continued to make further progress towards improving our cost structure with improved efficiency in our Reynosa, Mexico and Brno, Czech Republic manufacturing facilities and further build-out of our filter product line manufacturing in China. Our efforts towards improving working capital continue to show progress as cash flow from operations increased 94% to $89 million this year, providing further financial flexibility for our company.”
FOURTH QUARTER RESULTS
Sales were a record $517.5 million, up 6% from $487.8 million in the year ago quarter. Sales for Wireless Infrastructure increased 15%, partially offset by a 49% decline for Satellite Communications. Orders for the fourth quarter were $476.5 million, up 4% from the prior year quarter, resulting in a book-to-bill ratio of 0.92.
Fourth quarter net income was $7.2 million or $0.04 per share, compared to net income of $0.6 million or $0.00 per share in the year ago quarter. Net income included the recording of a deferred tax valuation allowance related to a change in the Ohio state tax law of $5.0 million, or $0.03 per share, intangible amortization of $4.6 million or $0.02 per share, recovery from third parties related to a defective component incorporated in certain base station subsystem products of $3.2 million or $0.01 per share, restructuring charges of $2.1 million or $0.01 per share, $1.0 million adjustment to value-added tax (VAT) reserves recorded in the third quarter 2005, and a loss on sale of assets of $0.7 million. The year ago quarter included intangible amortization of $9.5 million or $0.04 per share, a loss of $7.1 million or $0.03 per share related to the exit from automotive and mobile antenna product lines and restructuring charges of $7.0 million or $0.03 per share for lease and severance costs associated with the Addison, Illinois facility.
“Record sales were driven by growth in all major regions and most major product groups supporting global wireless demand,” said Faison. “An increasing mix of active components sold direct to wireless operators and multiple new product introductions for remote electrical tilt (RET) antennas and integrated base station subsystems are generating significant interest from our customers worldwide. Although commodity costs and foreign exchange losses were higher than anticipated, we are pleased to report results that were in line with our previous expectations.”
The following table is a summary of significant items impacting the comparability of earnings per share amounts for the three and twelve months ended September 30, 2005, and September 30, 2004. To calculate the per share impact of items, an underlying effective tax rate on
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operations of 25.5% and 162 million shares for the fourth quarter fiscal 2005 and an effective tax rate of 34.6% and 162 million shares outstanding for the full year fiscal 2005 were used.

	Three Months Ended		Twelve Months Ended
Summary of Significant	September 30,		September 30,
Items Impacting Results	2005	2004	2005	2004
Intangible amortization	$(0.02)	$(0.04)	$(0.09)	$(0.16)
Restructuring charges	(0.01)	(0.03)	(0.02)	(0.04)
Loss on sale of assets	(0.00)	(0.03)	(0.00)	(0.04)

Sub-total	(0.03)	(0.10)	(0.11)	(0.24)

VAT provision	0.00	—	(0.01)	—
IRS / Tax Reserve Adjustment	0.00	—	0.02	—
Valuation allowance/Ohio NOLs	(0.03)	—	(0.03)	—
Product recall (provision) recovery	0.01	—	(0.07)	—
Litigation settlement	—	—	(0.02)	—

Total	$(0.05)	$(0.10)	$(0.22)	$(0.24)

The top 25 customers represented 69% of sales compared to 72% in the prior quarter and 68% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 37% of sales compared to 39% in the prior quarter and 37% in the year ago quarter. Cingular Wireless was the largest customer for the quarter at 13% of sales. In addition, Lucent Technologies, Siemens, Motorola and Nortel Networks each represented more than 5% of the company’s sales for the quarter.
SALES BY MAJOR REGION AND SEGMENT

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
Sales by Region	2005	2004	% Change	2005	2004	% Change
Americas	$295	$274	8%	$1,077	$1,043	3%
EMEA	149	150	(1)	631	541	17
Asia Pacific	73	64	14	253	255	(1)

Total	$517	$488	6%	$1,961	$1,839	7%

Sales in the Americas for the three months ended September 30, 2005 increased 8% versus the prior year quarter driven primarily by increased demand for Wireless Infrastructure in North America and the acquisition of ATC Tower Services in November 2004. Sales in Europe, Middle East, and Africa (EMEA) were unchanged from the prior year quarter. Asia Pacific increased 14% versus the prior year quarter driven by increased demand in India, offset partially by weaker sales in China.
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	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
Sales by Product Group	2005	2004	% Change	2005	2004	% Change
Antenna and Cable Products	$298	$222	34%	$1,050	$823	28%
Base Station Subsystems	105	106	(1)	446	498	(10)
Network Solutions	36	58	(38)	157	186	(16)
Wireless Innovations	44	36	22	168	123	37
Satellite Communications	34	66	(48)	140	209	(33)

Total	$517	$488	6%	$1,961	$1,839	7%

Antenna and Cable Products increased 34% versus the prior year quarter driven by radio frequency (RF) cable and base station antennas supporting network expansion and coverage requirements in all major regions and the inclusion of sales from the acquisition of ATC Tower Services. Base Station Subsystems sales were flat versus the prior year quarter as new product introductions and increasing sales direct to wireless operators were offset by weaker CDMA deployments globally. Network Solutions declined 38% versus the prior year driven primarily by an anticipated decline in sales of E-911 related geolocation equipment in North America. Wireless Innovations increased 22% driven by an increase in operator needs for distributed coverage solutions in North America and China. Satellite Communications declined 48% due to the company’s planned reduction of involvement in certain consumer broadband satellite programs.
RECENT HIGHLIGHTS
•	Introduced multi-port array antennas for wireless networks utilizing new broadband technologies including WiMAX and other OFDM-based systems. The new antennas are currently being deployed in a North American customer field trial.
•	Chosen by Cingular Wireless to provide network-testing equipment for a nationwide network quality-benchmarking program.
•	Entered into a new five year $250 million senior unsecured revolving credit facility, replacing the previous $170 million revolving credit facility.
•	Reached agreement with a third party manufacturer of certain base station subsystems products and with the supplier of a defective component incorporated in these products that is anticipated to provide total cash payments by the third parties of $6.0 million by September 30, 2006, while also reaching agreement on new terms for repair and manufacture of these products through August 31, 2006.
•	Reached an agreement to sell Orland Park, Illinois property for $28.5 million and will relocate global corporate headquarters and manufacturing operations over the next 18 months to separate suburban Chicago locations that are intended to provide improved operational effectiveness and state-of-the-art facilities.
•	Acquired assets of Nortel’s wireless location business, augmenting a worldwide offering that supports innovative location-based services for commercial, consumer and public safety uses.
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•	Completed agreement with Nokia to support location-based commercial value-added services, public safety emergency caller location services and security applications.
“Our activity during the quarter highlights our commitment to long-term growth and financial flexibility,” said Faison. “We are committed to delivering innovative solutions, expanding customer relationships, cultivating new markets and driving synergies to support our OEM and wireless operator customers worldwide.”
FOURTH QUARTER FINANCIAL SUMMARY
Gross margin was 22.3%, compared with 23.2% in the prior quarter and 22.2% in the year ago quarter. The fourth quarter included a $3.2 million benefit for recoveries from third parties related to a defective component incorporated in certain base station subsystems and a benefit of $1.0 million for an adjustment to VAT reserves. Excluding these items, gross margin was 21.5% for the fourth quarter. The prior quarter included a $3.0 million pre-tax charge for establishment of VAT reserves. Excluding this charge, gross margin was 23.8% in the prior quarter.
Gross margin declined versus the prior quarter due primarily to increased commodity costs relating to copper and an unfavorable mix of lower geolocation and higher Satellite Communication sales, partially offset by improved filter product line transition costs, initial cost reduction activities in the services business and an increasing mix of direct to operator sales.
During the fourth quarter, the company purchased forward approximately 44 million pounds of copper, or 70% of anticipated fiscal 2006 requirements. The average price paid was approximately $1.55 per pound with prices ranging from $1.24 to $1.87 varying by commitment level in each quarter.
“Raw material prices, copper in particular, have continued to escalate to unprecedented levels. We entered into forward copper contracts with the intention of better managing our risk associated with volatile fluctuations in the commodities markets,” said Faison. “We are committed to mitigating our cost exposure while implementing previously announced price increases to drive longer-term gross margin expansion.”
During the quarter, the company made further progress towards relocating its filter product line manufacturing location. A majority of this product line is now produced in China, with more than 90% of China component requirements provided by local suppliers. The company expects to transition additional filter manufacturing to China and believes that there is an opportunity to realize significant component cost improvements over the next several quarters.
Research and development expenses were $28.4 million or 5.5% of sales, compared to $26.9 million or 5.5% of sales in the year ago quarter. Research and development expenses increased in absolute dollars to support new product introductions. Sales and administrative expenses increased in absolute dollars to $58.0 million or 11.2% of sales, compared to $55.6 million or 11.4% of sales in the year ago quarter.
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“Despite new product introduction costs, incremental Sarbanes-Oxley compliance costs and on-going global IT systems implementations, we were able to demonstrate continued operating model leverage as research and development and sales and administrative expenses declined to 16.7% of sales in the fourth quarter,” said Faison.
Intangible amortization decreased to $4.6 million in the fourth quarter, compared to $9.5 million in the prior year quarter due mainly to a reduction of amortized costs associated with the acquisition of Celiant in June 2002. It is anticipated that total intangible amortization will be approximately $18 million in fiscal 2006, compared to $22 million in fiscal 2005
Other expense increased to $5.5 million compared to $3.1 million in the prior year quarter due primarily to foreign exchange losses related to revaluation of the Chinese yuan and the company’s exposure to certain Asia Pacific currencies.
The reported tax rate for the fourth quarter was 56.0%, reflecting an underlying effective tax rate on operations of 25.5% and the recording of a $5.0 million valuation allowance necessitated by a recent change in Ohio state tax legislation which limits the company’s ability to realize previously recorded deferred tax assets related to Ohio state tax loss carry-forwards.
Average diluted shares outstanding were 162 million compared to 161 million in the year ago quarter. The company repurchased 1.6 million shares of common stock during the quarter at an average price of $11.37 including commissions and fees and has approximately 11.4 million shares available for repurchase under an existing authorized repurchase program.
BALANCE SHEET AND CASH FLOW HIGHLIGHTS
Cash and cash equivalents were $189 million at September 30, 2005, compared to $177 million at June 30, 2005, and $189 million at September 30, 2004. Cash and cash equivalents increased from the prior quarter due mainly to improved performance of working capital partially offset by a repurchase of 1.6 million shares of common stock.
Accounts receivable were $471 million and days’ sales outstanding (DSOs) were 76 days at September 30, 2005, compared to $454 million and 78 days at June 30, 2005, and $417 million and 74 days at September 30, 2004. Inventories were $353 million and inventory turns were 4.5x at September 30, 2005, compared to $364 million and 4.1x at June 30, 2005 and $351 million and 4.3x at September 30, 2004.
Total debt outstanding and debt to capital were $303 million and 16.3% at September 30, 2005, compared to $301 million and 16.2% at June 30, 2005, and $299 million and 16.4% at September 30, 2004.
Cash flow from operations was $45.9 million in the fourth quarter, compared to cash flow from operations of $45.9 million in the prior year quarter. Capital expenditures were $17.7 million in the fourth quarter compared to $14.2 million in the prior year quarter.
“We are proud to deliver our third consecutive quarter of generating significant cash flow from operations,” said Faison. “Our commitment to improved working capital is providing further
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financial flexibility to pursue additional share repurchases, debt reduction and corporate development activity that drives greater long-term value for our shareholders.”
FIRST QUARTER FISCAL 2006 GUIDANCE
For the first quarter, sales are anticipated to range from $480 million to $510 million compared to $474 million in the prior year quarter, driven primarily by higher Wireless Infrastructure sales, offset by anticipated declines in sales of geolocation and satellite communications products.
Gross margin rate is anticipated to be consistent with the prior quarter, excluding significant items, due mainly to an anticipated decline in sales of geolocation systems and higher expected commodity costs, offset by ongoing filter product line transition to China, cost reduction activities in the construction services business and a benefit from the August 2005 price increase on Heliax cable products.
Total operating expenses are anticipated to be relatively flat on an absolute basis compared to the fourth quarter, including an estimated $1.0 million of initial stock option expense, Sarbanes-Oxley compliance requirements and on-going global implementations of IT systems at two remaining locations.
The company anticipates an effective tax rate of approximately 38% in the first quarter, due to anticipated losses in foreign operations for which tax benefits will not be recorded. The anticipated tax rate does not include the impact of any potential repatriation of cash under the American Jobs Creation Act.
Earnings per share are anticipated to range from $0.04 to $0.07, including intangible amortization costs of approximately $0.02 per share and before any potential restructuring charges. Average diluted shares are anticipated to be approximately 161 million.
Attached to this news release are preliminary financial statements for the fourth quarter and fiscal year ended September 30, 2005.
SECURITIES AND EXCHANGE COMMISSION (SEC) COMMENTS
Since November 2004, in conjunction with a periodic review of the company’s SEC filings for fiscal 2004 and fiscal 2005, and in accordance with Sarbanes-Oxley legislation, the company has received and responded to several comment letters from the Division of Corporation Finance of the Securities and Exchange Commission (SEC). At this time, we remain in discussions with the SEC staff regarding three comments that remain unresolved.
The first comment relates to a potential change in the timing of the $19.8 million charge the company recorded in the second quarter of fiscal 2005 relating to a product recall. The SEC staff has questioned whether it may be more appropriate to record the charge in the first quarter of fiscal 2005 as opposed to the second quarter of fiscal 2005. If the company recorded the charge in the first quarter, it would not affect overall reported financial results for fiscal 2005. The company originally disclosed the matter in a press release dated February 7, 2005, and a form 8-K filed February 9, 2005, as well as in a subsequent event footnote to its Form 10-Q for the quarter ended December 31, 2004, which was filed with the SEC on February 8, 2005.
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The second comment relates to providing additional segment reporting beyond the company’s current segment disclosure. The SEC staff has questioned whether certain of the company’s business units should have been disclosed as separate reportable segments, as provided for in FASB Statement No. 131, in the company’s Form 10-K for the year ended September 30, 2004, and for Forms 10-Q filed in fiscal 2005. If the company provides additional segment reporting disclosure, the overall reported financial results for fiscal 2004 and fiscal 2005 would not be affected.
The third comment relates to revenue recognition for software sales to customers as part of the company’s geolocation product line, which the company acquired as part of the Allen Telecom acquisition in July 2003. The SEC staff has asked for additional information regarding the manner in which revenue was recognized for these sales. The company is in the process of providing the requested information.
These matters are subject to interpretation and the SEC review process is not complete. As a result, the ultimate resolution of these comments is uncertain. Resolution of any of these comments could involve restatement of previously filed financial statements. The company will provide an update when these matters are resolved, which we currently anticipate will be no later than the filing date of our annual report on Form 10-K.
COMMON STOCK PURCHASE RIGHTS PLAN
The Board of Directors has approved an amendment to the terms of its existing Common Stock Purchase Rights Plan (Rights Plan). The amendment increases the triggering threshold under the Rights Plan to 20% from 15% beneficial ownership of Andrew common stock. Under the Rights Plan as amended, any person or group of affiliated or associated persons may acquire up to, but not including, 20% beneficial ownership of Andrew’s common stock without causing the Rights to become exercisable. All other terms of the existing Rights Plan adopted on November 14, 1996 remain unchanged.
The company’s Rights Plan, as amended, will expire on December 16, 2006. While no definitive action has been taken, Andrew’s board of directors expects, based on current circumstances, that it would seek to adopt a new Rights Plan with updated terms and conditions at that time, and that the new Rights Plan would be subject to ratification by shareholders at the company’s February 2007 Annual Meeting of Shareholders.
Conference Call Webcast
Andrew Corporation will host a conference call to discuss its fourth quarter and fiscal year ended 2005 financial results on Thursday, October 27, 2005 at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.
About Andrew
Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.
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Forward-Looking Statements
Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Forward-looking statements are based on currently available information and include, among others, the discussion under “First Quarter Fiscal 2006 Guidance”, “Securities and Exchange Commission (SEC) Comments” and “Common Stock Purchase Rights Plan” above. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, the resolution of comments of the Securities and Exchange Commission and the impact thereof on the company’s previously reported financial results and the preliminary financial statements included in this release, future judgments of the company’s board of directors in the exercise of their fiduciary duties regarding Rights Plans, including the terms, timing and need for adoption or ratification thereof, in light of then-prevailing conditions, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended September 30, 2004 and its Form 10-Q for the fiscal quarter ended June 30, 2005. The company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Additionally, at certain times the company will use non-GAAP financial measures, which the company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using these measures are included in the supplemental schedule following the preliminary financial statements in this press release and may be accessed from the company’s Web site at www.andrew.com.
– ENDS –
Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 873-8515
News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 349-5166 or publicrelations@andrew.com
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UNAUDITED — PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2005	2004	2005	2004
Sales	$517,491	$487,834	$1,960,625	$1,838,749
Cost of products sold	401,835	379,590	1,524,689	1,388,093

Gross Profit	115,656	108,244	435,936	450,656

Operating Expenses
Research and development	28,412	26,868	107,850	110,245
Sales and administrative	58,016	55,555	222,830	217,591
Intangible amortization	4,570	9,488	22,380	38,343
Restructuring	2,062	6,951	5,304	11,132
Loss on sale of assets	713	7,055	1,202	10,164

	93,773	105,917	359,566	387,475

Operating Income	21,883	2,327	76,370	63,181

Other
Interest expense	4,136	3,493	14,912	14,868
Interest income	(1,023)	(693)	(5,040)	(3,052)
Other expense (income), net	2,389	250	4,451	2,442

	5,502	3,050	14,323	14,258

Income (Loss) Before Income Taxes	16,381	(723)	62,047	48,923

Income taxes (benefit)	9,175	(1,439)	23,891	15,938

Net Income	7,206	716	38,156	32,985

Preferred Stock Dividends	—	147	232	707

Net Income Available to Common Shareholders	$7,206	$569	$37,924	$32,278

Basic and Diluted Net Income per Share	$0.04	$0.00	$0.23	$0.20

Average Shares Outstanding
Basic	161,682	160,810	161,578	159,659
Diluted	161,982	161,128	161,953	160,258

Orders Entered	$476,498	$457,494	$1,927,686	$1,809,801
Total Backlog	$278,149	$300,307	$278,149	$300,307

PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30	September 30
	2005	2004
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$188,780	$189,048
Accounts receivable, less allowances (Sept. 2005 — $12,240; Sept. 2004 — $13,798)	471,097	416,603
Inventories	353,402	351,082
Other current assets	62,116	34,190

Total Current Assets	1,075,395	990,923

Other Assets
Goodwill	864,373	868,078
Intangible assets, less amortization	54,033	63,988
Other assets	87,569	92,590

Property, Plant and Equipment
Land and land improvements	21,693	22,607
Buildings	131,335	123,716
Equipment	533,539	496,739
Allowance for depreciation	(454,783)	(417,696)

	231,784	225,366

TOTAL ASSETS	$2,313,154	$2,240,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$230,620	$196,592
Accrued expenses and other liabilities	108,999	82,291
Compensation and related expenses	52,002	67,018
Restructuring	14,107	18,887
Notes payable and current portion of long-term debt	26,966	14,051

Total Current Liabilities	432,694	378,839

Deferred Liabilities	49,255	54,388
Long-Term Debt, less current portion	275,604	284,844

STOCKHOLDERS’ EQUITY
Redeemable convertible preferred stock (liquidation preference, $50 a share:
120,414 shares outstanding at September 30, 2004)	0	6,021
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,513 shares issued at Sept. 30, 2005 and 161,015,917 shares issued at Sept. 30, 2004, including treasury)	1,625	1,610
Additional paid-in capital	676,262	666,746
Accumulated other comprehensive income (loss)	19,720	12,363
Retained earnings	875,637	837,713
Treasury stock, at cost (1,557,030 shares at September 30, 2005 and 148,950 shares at September 30, 2004)	(17,643)	(1,579)

Total Stockholders’ Equity	1,555,601	1,522,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,313,154	$2,240,945

UNAUDITED — PRELIMINARY
ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2005	2004	2005	2004
Cash Flows from Operations
Net Income	$7,206	$716	$38,156	$32,985

Adjustments to Net Income
Depreciation	16,925	16,958	61,902	65,127
Amortization	4,570	9,488	22,380	38,343
Loss on sale of assets	13	7,223	1,202	10,164
Restructuring costs	(922)	3,643	(6,455)	(13,205)

Change in Operating Assets / Liabilities
Accounts receivable	(14,341)	11,906	(49,313)	(72,424)
Inventories	12,044	16,283	(5,766)	(81,142)
Other assets	(1,065)	(2,823)	(19,171)	(13,098)
Accounts payable and other liabilities	21,481	(17,468)	46,441	79,284

Net Cash From Operations	45,911	45,926	89,376	46,034

Investing Activities
Capital expenditures	(17,700)	(14,238)	(66,369)	(71,913)
Acquisition of businesses, net of cash acquired	(4,203)	—	(23,325)	(23,227)
Settlement of pre-acquisition litigation	(2,000)	(3,000)	(2,000)	(32,000)
Investments	—	(2,708)	—	(9,208)
Proceeds from sale of businesses and investments	—	—	9,494	3,000
Proceeds from sale of property, plant and equipment	3,781	109	6,396	4,687

Net Cash Used for Investing Activities	(20,122)	(19,837)	(75,804)	(128,661)

Financing Activities
Long-term debt payments	(5,446)	(3,755)	(14,801)	(21,530)
Notes payable brrowings (payments), net	7,200	(519)	16,264	(265)
Preferred stock dividends	—	(147)	(232)	(707)
Payments to acquire treasury stock	(18,140)	—	(18,140)	(2,472)
Stock purchase and option plans	626	388	1,760	3,289

Net Cash Used for Financing Activities	(15,760)	(4,033)	(15,149)	(21,685)

Effect of exchange rate changes on cash	1,472	2,239	1,309	7,091

Change for the Period	11,501	24,295	(268)	(97,221)
Cash and Equivalents at Beginning of Period	177,279	164,753	189,048	286,269

Cash and Equivalents at End of Period	$188,780	$189,048	$188,780	$189,048